Exhibit 10.115
Confidential
SHAREHOLDERS’ VOTING RIGHTS
PROXY AGREEMENT
among
Jiangang Wang
New Allyes Information Technology (Shanghai) Co., Ltd
and
Shenzhen Baifen Creation Advertisement Co., Ltd.

SHAREHOLDERS’ VOTING RIGHTS PROXY AGREEMENT
This Shareholders’ Voting Rights Proxy Agreement (this “Agreement”) is entered into as of November 1, 2004 by and among the following Parties:
(1)	New Allyes Information Technology (Shanghai) Co., Ltd (hereinafter “Company")

Registered Address: Floor 28 Zhaofeng Shimao Tower, 369 Jiangsu Road, Shanghai

(2)	Shenzhen Baifen Creation Advertisement Co., Ltd. (hereinafter “Baifen Creation")

Registered Address: Room 2601B, International Culture Tower, Futian District, Shenzhen

(3)	Jiangang Wang (hereinafter “Shareholder”)

Identify Card Number: 310109760621561

Address: Room 506, No.2 of No.15 Lane, Dahushan Road, Yangpu District, Shanghai
WHEREAS:
1.	The Shareholder holds a portion of 93.02% of the equity interest in Baifen Creation;

2.	The Shareholder intend to entrust the Company with the exercises of their voting rights in Baifen Creation while the Company is willing to accept such entrustment.
The Parties hereby have reached the following agreement upon friendly consultations:
Article 1 Voting Rights Entrustment
1.1	The Shareholder hereby irrevocably entrusts the Company to exercise the following rights as shareholder of Baifen Creation in accordance with the then effective articles of association of Baifen Creation (collectively, the “Entrusted Rights”):
(1)	Attending shareholders’ meetings of Baifen Creation as proxy of the Shareholder;

(2)	Exercising voting rights as proxy of the Shareholders, on all issues discussed and resolved by the shareholders’ meeting;

(3)	Proposing to convene the temporary shareholders’ meeting;

(4)	Other shareholders’ voting rights under the articles of association of Baifen Creation (including other shareholders’ voting rights prescribed by the amendment of the articles of association).
1.2	The Shareholder acknowledges and assumes relevant liabilities for any legal consequences of the Company’s exercise of the foregoing Entrusted Rights.
1.3	The Shareholder hereby acknowledge that the Company is not required to seek advice from the Shareholder prior to their respective exercise of the foregoing Entrusted Rights. However, the Company shall inform the Shareholder in a timely manner of any resolution or proposal on convening interim shareholders’ meeting after such resolution or proposal is made.
Article 2 Right to Information
2.1	For the purpose of exercising the Entrusted Rights under this Agreement, the Company is entitled to know the information with regard to Baifen Creation’s operation, business, clients, finance, staff, etc., and shall have access to relevant materials of Baifen Creation. Baifen Creation shall adequately cooperate with the Company in this regard.
Article 3 Exercise of Entrusted Rights
3.1	The Company shall en-entrust the special inner staff(s) of its company to exercise any or all Entrusted Rights within the scope of Article 1, Shareholder shall acknowledges and assumes relevant legal liabilities.
3.2	The Shareholder will provide adequate assistance to the exercise of the Entrusted Rights by the Company, including execution of the resolutions of the shareholders’ meeting of Baifen Creation or other pertinent legal documents made by the Company when necessary (e.g., when it is necessary for examination and approval of or registration or filing with governmental departments).
3.3	If at any time during the term of this Agreement, the entrustment or exercise of the Entrusted Rights under this Agreement is unenforceable for any reason except for default of the Shareholder or Baifen Creation, the Parties shall immediately seek a most similar substitute for the unenforceable provision and, if necessary, enter into supplementary agreement to amend or adjust the provisions herein, in order to ensure the realization of the purpose of this Agreement.
Article 4 Exemption and Compensation
4.1	The Parties acknowledge that the Company shall not be requested to be liable for or compensate (monetary or otherwise) other Parties or any third party due to exercise of Entrusted Rights.
4.2	The Shareholder and Baifen Creation agree to compensate the Company for and hold it harmless against all losses incurred or likely to be incurred by it due to exercise of the Entrusted Rights, including without limitation any loss resulting from any litigation, demand arbitration or claim initiated or raised by any third party against it or from administrative investigation or penalty of governmental authorities. However, the Shareholder and Baifen Creation will not compensate for losses incurred due to wilful misconduct or gross negligence of the Company.
Article 5 Representations and Warranties
5.1	The Shareholder hereby represents and warrants that:
5.1.1	He is a PRC citizen with full capacity and with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions.

5.1.2	He has full right and authorization to execute and deliver this Agreement and other documents that are related to the transaction referred to herein and to be executed by them. He has full right and authorization with respect to consummate the transaction referred to herein. This Agreement shall be executed and delivered by the Shareholder lawfully and properly. This Agreement constitutes the legal and binding obligations on him and is enforceable on him in accordance with its terms and conditions hereof.

5.1.4	He is enrolled and a legal shareholder of Baifen Creation as of the effective date of this Agreement, and except the rights created by this Agreement, there exists no third party right on the Entrusted Rights. Pursuant to this Agreement, the Company may fully and sufficiently exercise the Entrusted Rights in accordance with the then effective articles of association of Baifen Creation.
5.2	The Company and Baifen Creation hereby respectively represents and warrants that:
5.2.1	it is a company with limited liability properly registered and legally existing under the laws of its registration place, with an independent corporate legal person status, and with full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a subject of actions; and

5.2.2	it has/guarantee to obtain the full corporate power and authority to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction contemplated hereunder, and has/guarantee to obtain the full power and authority to consummate such transaction.
5.3	Baifen Creation hereby represents and warrants that:
5.3.1	the Shareholder is enrolled shareholder holding a portion of 93.02% of the equity interest in Baifen Creation as of the effective date of this Agreement. Pursuant to this Agreement, the Company may fully and sufficiently exercise the Entrusted Rights in accordance with the then effective articles of association of Baifen Creation.
Article 6 Term of Agreement
6.1	This Agreement takes effect from the date of due execution of all the Parties hereto, unless terminated in advance by written agreement of all the Parties, otherwise this Agreement shall keep efficient without limit if only the shareholder still holds equity in Baifen Creation.
Article 7 Notice
7.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.
7.2	The abovementioned notice or other correspondences shall be deemed to have been delivered when (i) it is transmitted if transmitted by facsimile, or (ii) it is delivered if delivered in person, or (iii) when five (5) days have elapsed after posting the same if posted by mail.
Article 8 Default Liability
8.1	The Parties agree and confirm that, if any of the Parties (the “Defaulting Party”) breaches substantially any of the provisions herein or fails substantially to perform any of the obligations hereunder, such a breach or failure shall constitute a default under this Agreement (a “Default”). In such event any of the other Parties without default (a “Non-defaulting Party”) who incurs losses arising from such a Default shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of a Non-defaulting Party’s notifying the Defaulting Party in writing and requiring it to rectify the Default, then (1)the Company shall have the right to terminate this Agreement and require the Defaulting Party to indemnify all damages if the Shareholder or Baifen Creation is the Defaulting Party, or (2) the Non-defaulting Party shall have the right to require the Defaulting Party to indemnify the damages, otherwise the Non-defaulting Party hasn’t any right to termination or release this Agreement or the entrustment under this Agreement under any circumstances.
8.2	The rights and relieves prescribed in this Agreement are accumulative and don’t exclude any other rights or relieves ruled by the laws.
8.3	Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.
Article 9 Miscellaneous
9.1	This Agreement shall be prepared in Chinese language in 3 original copies, with each involved Party holding 1 hereof.
9.2	The conclusion, validity, execution, amendment, interpretation and termination of this Agreement shall be governed by laws of the PRC.
9.3	Any disputes arising from and in connection with this Agreement shall be settled through consultations among the Parties involved, and if the Parties involved fail to reach an agreement regarding such a dispute within thirty (30) days of its occurrence, such dispute shall be submitted to [China International Economic and Trade Arbitration Commission Shanghai Branch] for arbitration in [Shanghai] in accordance with the arbitration rules of such commission, and the arbitration award shall be final and binding on all the Parties involved.
9.4	Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and a Party’s exercise of any of its rights, powers and remedies shall not preclude its exercise of other rights, powers and remedies of it.
9.5	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (the “Party’s Rights”) shall not lead to a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way or exercising the remaining part of the Party’s Rights.
9.6	The titles of the Articles contained herein are for reference only, and in no circumstances shall such titles be used for or affect the interpretation of the provisions hereof.

9.7	Each provision contained herein shall be severable and independent from each of other provisions. If at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected thereby.
9.8	Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.
9.9	Any party shall not assign any of their rights and/or transfer any of their obligations hereunder to any third parties without prior written consent from other parties.
9.10	This Agreement shall be binding on the legal successors of the Parties.
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IN WITNESS HEREOF, the following Parties have caused this Shareholders’ Voting Rights Proxy Agreement to be executed as of the date and in the place first here above mentioned.
New Allyes Information Technology (Shanghai) Co., Ltd.
(Company chop)

Signature by :	/s/ Zhu Hailong
Name: Zhu Hailong
Position: Authorized Representative
Shenzhen Baifen Creation Advertisement Co., Ltd.
(Company chop)

Signature by :
Name:
Position: Authorized Representative
Jiangang Wang
/s/ Jiangang Wang